 As filed with the Securities and Exchange Commission on January 19, 2001
                                                              File No. 333-52544

================================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                --------------

                            AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                --------------
                               MARKEL CORPORATION
               (Exact name of registrant as specified in charter)
                                --------------
            Virginia                                         54-1959284
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                         Identification No.)
     4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148 (804) 747-0136 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------

       Gregory B. Nevers                             With a Copy to:
       Corporate Counsel                            Leslie A. Grandis
       Markel Corporation                           McGuireWoods LLP
  4521 Highwoods Parkway, Glen                      One James Center
   Allen, Virginia 23060-6148                    901 East Cary Street,
         (804) 747-0136                      Richmond, Virginia 23219-4030
 (Name, address, including zip
  code, and telephone number,
 including area code, of agent
       for service)
                                --------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================
                                                            Proposed
                                             Proposed        maximum
 Title of each class of       Amount         maximum        aggregate     Amount of
    securities to be          to be       offering price    offering     registration
       registered        registered(1)(2) per unit(1)(2) price(1)(2)(3)     fee(4)
-------------------------------------------------------------------------------------
Primary Offering
 Common Shares.........
 Preferred Shares......
 Warrants(5)...........
 Debt Securities.......
Subtotal...............                                  $421,984,967.50 $105,496.24
Secondary Offering
 Selling Security
  Holders Common Shares
  (6)..................      $321,060        $165.125    $ 53,015,032.50 $ 13,253.76
Total:.................                                  $475,000,000.00 $   118,750
=====================================================================================

(1) Such indeterminate number of Common Shares, Preferred Shares, Warrants, and Debt Securities as may from time to time be issued at indeterminate prices but with an aggregate initial offering price not to exceed $475,000,000, plus such indeterminate number of shares of Preferred Shares as may be issued in exchange for, or upon conversion of, Warrants, Debt Securities, or other Preferred Shares registered hereunder, and such indeterminate number of Common Shares as may be issued in exchange for, or upon conversion of, Warrants, Debt Securities or Preferred Shares registered hereunder.
(2) Or, if any Debt Securities are issued at original issue discount, such greater amount as may result in the initial offering prices for Debt Securities.
(3) Estimated solely for the purpose of calculating the registration fee. Any offering of Debt Securities denominated in any foreign currency or currency unit will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities from the Registrant.
(4) Calculated pursuant to Rule 457 of the rules and regulations under the Securities Act.
(5) Including such indeterminate number of Warrants as may from time to time be issued at indeterminate prices, representing rights to purchase certain Common Shares, Preferred Shares or Debt Securities registered hereunder.

(6) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of our common shares, as reported on the NYSE on December 19, 2000.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion, Dated January 19, 2001

PROSPECTUS

                               $420,000,000

                               Markel Corporation

         Common Shares, Preferred Shares, Warrants, And Debt Securities

                                 ------------

  From time to time we may offer and sell common shares, preferred shares, warrants, and debt securities. We will provide specific terms of these securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

  In addition, up to 321,060 of our common shares covered by this prospectus may be offered by selling security holders.

  Our common shares are traded on the New York Stock Exchange under the symbol "MKL."

                                 ------------

  Investing in our securities involves risks. See "Risk Factors" beginning on page 5.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

             The date of this prospectus is January   , 2001.

                               Table Of Contents

                                                                            Page
                                                                            ----
Markel Corporation.........................................................   1
Unaudited Pro Forma Condensed Financial Information........................   1
Investment Considerations..................................................   5
Note On Forward-Looking Statements.........................................   6
Ratio Of Earnings To Fixed Charges.........................................   7
Use Of Proceeds............................................................   7
Description Of Capital Stock...............................................   7
Description Of Warrants....................................................  10
Description Of Debt Securities.............................................  11
Plan Of Distribution.......................................................  19
Selling Security Holders...................................................  20
About This Prospectus......................................................  21
Where You Can Find More Information About Markel...........................  21
Incorporation Of Information We File With The SEC..........................  22
Legal Matters..............................................................  22
Experts....................................................................  23

                            Markel Corporation

General

   We market and underwrite specialty insurance products and programs to a variety of niche markets. In each of these markets, we seek to provide quality products and excellent customer service so that we can be a market leader. Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

   On March 24, 2000, we completed our acquisition of Terra Nova (Bermuda) Holdings Ltd. As a result, we realigned our operations with Terra Nova becoming our international division, Markel International, and our existing U.S. operations becoming Markel North America. We accounted for the acquisition as a purchase transaction and accordingly, we have included Markel International in our operating results since the date of acquisition.

   Markel North America includes the excess and surplus lines segment which is comprised of four underwriting units and the specialty admitted segment which consists of two underwriting units. The excess and surplus lines segment writes property and casualty insurance for nonstandard and hard-to-place risks including:

  .  catastrophe exposed property,

  .  professional liability,

  .  products liability,

  .  general liability,

  .  commercial umbrella and

  .  other coverages tailored for unique exposures.

  The specialty admitted segment writes risks that are unique and hard to place in the standard market but must remain with an admitted insurance company for marketing and regulatory reasons. These underwriting units write specialty program insurance for well-defined niche markets and personal and commercial property and liability coverages.

   Markel International includes two segments: the London Company Market and the Lloyd's Market. The London Company Market consists of the operations of Terra Nova Insurance Company Limited. The Lloyd's Market includes Markel Capital Limited, which is the corporate capital provider for four Lloyd's syndicates managed by Markel Syndicate Management Limited. Markel International's operating units write specialty property, casualty, marine and aviation insurance and reinsurance on a worldwide basis. The majority of Markel International's business comes from the United Kingdom and United States.

              Unaudited Pro Forma Condensed Financial Information

   The following unaudited pro forma condensed financial information is based on the historical consolidated statements of operations of Markel for the year ended December 31, 1999 and the nine months ended September 30, 2000 adjusted to give effect to the March 24, 2000 acquisition of Terra Nova assuming the acquisition had occurred on January 1, 1999. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

   We accounted for the acquisition of Terra Nova using the purchase method of accounting. We allocated the purchase price for the acquisition to tangible and identifiable intangible assets and liabilities based upon management estimates of their fair value with the excess of purchase price over fair value of net assets acquired allocated to goodwill and amortized over 20 years. For purposes of presenting pro forma results, we made no changes in revenues and expenses to reflect the results of any modification to operations that might have been made had the acquisition been consummated on the assumed effective date of the acquisition.

   The unaudited pro forma condensed financial information does not purport to represent what Markel's results of operations would actually have been had the acquisition in fact occurred on January 1, 1999 or to project Markel's results of operations for or at any future period or date.

                               MARKEL CORPORATION

            Pro Forma Condensed Consolidated Statement of Operations
                      Nine Months Ended September 30, 2000
                     (in thousands, except per share data)
                                  (Unaudited)

                                                                    Markel and
                               Markel     Terra Nova    Pro Forma   Terra Nova
                            (historical) (historical)* Adjustments  Pro Forma
                            ------------ ------------- -----------  ----------
OPERATING REVENUES
Earned premiums............  $ 655,344     $ 142,833    $     --    $ 798,177
Net investment income......    110,818        20,177       (1,769)A   129,226
Net realized losses from
 investment sales..........     (3,462)       (3,212)         --       (6,674)
Other......................        141         1,765          --        1,906
                             ---------     ---------    ---------   ---------
Total operating revenues...    762,841       161,563       (1,769)    922,635
                             ---------     ---------    ---------   ---------
OPERATING EXPENSES
Losses and loss adjustment
 expenses..................    511,883       148,119                  660,002
Underwriting, acquisition
 and insurance expenses....    236,295        54,078                  290,373
Amortization of intangible
 assets....................     15,979           672        4,937 B    21,588
                             ---------     ---------    ---------   ---------
Total operating expenses...    764,157       202,869        4,937     971,963
                             ---------     ---------    ---------   ---------
Operating loss.............     (1,316)      (41,306)      (6,706)    (49,328)
Interest expense...........     37,235         2,862        5,209 C    45,306
                             ---------     ---------    ---------   ---------
Loss before income taxes...    (38,551)      (44,168)     (11,915)    (94,634)
Income taxes...............    (19,180)      (21,822)       3,754 D   (37,248)
                             ---------     ---------    ---------   ---------
Loss from continuing
 operations................  $ (19,371)    $ (22,346)   $ (15,669)  $ (57,386)
                             =========     =========    =========   =========
Loss from continuing
 operations per share:
  Basic....................  $   (2.85)          --           --    $   (7.87)
                             =========     =========    =========   =========
  Diluted..................  $   (2.85)          --           --    $   (7.87)
                             =========     =========    =========   =========
Weighted average shares:
  Basic....................      6,793           --           --        7,290
                             =========     =========    =========   =========
  Diluted..................      6,793           --           --        7,290
                             =========     =========    =========   =========

--------
* Represents the period from January 1, 2000 through March 23, 2000. Terra Nova was acquired by Markel Corporation on March 24, 2000 and is included in Markel's results of operations since that date.


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

                               MARKEL CORPORATION

            Pro Forma Condensed Consolidated Statement of Operations
                          Year Ended December 31, 1999
                     (in thousands, except per share data)
                                  (Unaudited)

                                                                    Markel and
                                Markel     Terra Nova   Pro Forma   Terra Nova
                             (historical) (historical) Adjustments  Pro Forma
                             ------------ ------------ -----------  ----------
OPERATING REVENUES
Earned premiums............   $ 437,196    $ 585,281    $     --    $1,022,477
Net investment income......      87,681       93,829       (7,075)A    174,435
Net realized gains (losses)
 from investment sales.....        (897)      26,879          --        25,982
Other......................         341        3,016          --         3,357
                              ---------    ---------    ---------   ----------
Total operating revenues...     524,321      709,005       (7,075)   1,226,251
                              ---------    ---------    ---------   ----------
OPERATING EXPENSES
Losses and loss adjustment
 expenses..................     283,630      491,243          --       774,873
Underwriting, acquisition
 and insurance expenses....     156,703      273,875          --       430,578
Amortization of intangible
 assets....................       5,398        4,089       19,583 B     29,070
                              ---------    ---------    ---------   ----------
Total operating expenses...     445,731      769,207       19,583    1,234,521
                              ---------    ---------    ---------   ----------
Operating income (loss)....      78,590      (60,202)     (26,658)      (8,270)
Interest expense...........      25,150       12,400       21,557 C     59,107
                              ---------    ---------    ---------   ----------
Income (loss) before income
 taxes.....................      53,440      (72,602)     (48,215)     (67,377)
Income taxes...............      12,826      (37,628)      10,786 D    (14,016)
                              ---------    ---------    ---------   ----------
Income (loss) from
 continuing operations.....   $  40,614    $ (34,974)   $ (59,001)  $  (53,361)
                              =========    =========    =========   ==========
Income (loss) from
 continuing operations per
 share:
  Basic....................   $    7.27          --           --    $    (7.30)
                              =========    =========    =========   ==========
  Diluted..................   $    7.20          --           --    $    (7.30)
                              =========    =========    =========   ==========
Weighted average shares:
  Basic....................       5,585          --           --         7,312
                              =========    =========    =========   ==========
  Diluted..................       5,638          --           --         7,312
                              =========    =========    =========   ==========


See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements
                                 of Operations.

  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operation

1. Basis of presentation

   On March 24, 2000, Markel acquired Terra Nova. The Unaudited Pro Forma Condensed Statements of Operations and related Notes were prepared based on consideration to each Terra Nova shareholder of $13.00 in cash, .07027 of a Markel common share and .07027 of a Markel contingent value right (CVR). Consideration exchanged consisted of the following (in thousands, except per share data):

   Cash.............................................................. $356,500
   Markel common shares and Markel contingent value rights issued to
    Terra Nova shareholders (1,769 shares at $148.00 per share and
    1,769 contingent value rights at $19.00 per right)...............  295,482
                                                                      --------
   Total purchase consideration......................................  651,982
   Direct costs of acquisition.......................................    6,423
                                                                      --------
   Total cost of acquisition.........................................  658,405
   Less: Fair value of Terra Nova net tangible and identifiable intangible assets as of purchase date............................  356,097
                                                                      --------
   Excess of cost over fair value of net assets acquired............. $302,308
                                                                      ========
   The acquisition was funded as follows (in thousands):
   Available cash.................................................... $117,923
   Borrowings under $400 million credit facility.....................  245,000
   Markel common shares and CVRs issued to Terra Nova shareholders...  295,482
                                                                      --------
   Total cost of acquisition......................................... $658,405
                                                                      ========

   The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations are provided to illustrate the effect of the acquisition on Markel and have been prepared using the purchase method of accounting. These unaudited pro forma financial statements reflect how the statements of operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 might have appeared had the acquisition of Terra Nova been consummated on January 1, 1999. Reclassifications of Terra Nova's historical financial statements have been made to conform with Markel's historical presentation.

2. Adjustments

   The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and for the nine months ended September 30, 2000 reflect adjustments which are explained below and are based on assumptions made by management. These adjustments are required to give effect to matters directly attributable to the acquisition. The explanations of these adjustments are as follows:

  (A) Reduction in net investment income due to net cash used in funding the transaction; the rate of return is calculated at 6%. The 6% rate of return is based on historical average yields for Markel's investment portfolio.

  (B) Excess of cost over fair value of net assets acquired is amortized on a straight line basis over 20 years. The estimated life of the business acquired was determined based on the value of the Lloyd's franchise, the investment portfolio's earning power and profitable books of business acquired, as well as the capital requirements and other barriers to entering the business acquired.

  (C) Interest on borrowed funds under revolving lines of credit is assumed to be 7.84% which is calculated as LIBOR plus 1.25% as specified in the credit facility. For the year ended December 31, 1999, a change of 1/8 percent in the interest rate would result in a change in interest expense and income (loss) from continuing operations of $0.3 million and $0.2 million before and after taxes, respectively.

      For the nine months ended September 30, 2000, a change of 1/8 percent in the interest rate would result in a change in interest expense and income (loss) from continuing operations of $0.2 million and $0.2 million before and after taxes, respectively. In addition, a fair value adjustment for Terra Nova's long term debt, based on an independent third party quote, is amortized over the remaining lives of those debt instruments.

  (D) Taxes on the reduction in net investment income and interest expense pro forma adjustments are calculated at an assumed 35% statutory rate. In addition, as a result of the merger, Terra Nova's operations will be subject to taxation in the United States. Taxes have been recorded for Terra Nova in accordance with United States tax regulations assuming the transaction had occurred on January 1, 1999.

                               Risk Factors

   In addition to the matters addressed in the section entitled "Note On Forward-Looking Statements" and other information included or incorporated in this document, interested investors should consider the following risk factors in determining whether to purchase securities described in this prospectus.

 Our Results may be Affected Because Actual Insured Losses Differ From Our Loss Reserves

   Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. As part of the reserving process, we review historical data and consider the impact of various factors such as:

  . trends in claim frequency and severity,

  . changes in operations,

  . emerging economic and social trends,

  . inflation and

  . changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates.

 We may Experience Losses From Catastrophes

   Because we are a property and casualty insurance company, we frequently experience losses from catastrophes. Catastrophes may have a material adverse effect on operations. Catastrophes include windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather and fires. We cannot predict how severe a particular catastrophe may be until after it occurs. The extent of losses from catastrophes is a function of the total amount of losses incurred, the number of insureds affected, the frequency of the events and the severity of the particular catastrophe. Most catastrophes occur in small geographic areas. However, windstorms, hurricanes and earthquakes may produce significant damage in large, heavily populated areas.

 We are Subject to Regulation by Insurance Regulatory Authorities which may Affect Our Ability to Implement Our Business Objectives

   Our insurance subsidiaries are subject to supervision and regulation by the insurance regulatory authorities in the various jurisdictions in which they conduct business. Regulation is intended for the benefit of policyholders rather than shareholders or holders of debt securities. Insurance regulatory authorities have broad regulatory, supervisory and administrative powers relating to solvency standards, licensing, policy rates and forms and the form and content of financial reports. Regulatory actions may affect our ability to implement our business objectives. Also, payment of dividends by our insurance subsidiaries may require prior regulatory notice or approval.

 Our Investment Results may be Impacted by Changes in Interest Rates, Government Monetary Policies and General Economic Conditions

   We receive premiums from customers for insuring their risks. We invest these funds until they are needed to pay policyholder claims or until they are recognized as profits. Many of the policies we issue are denominated in foreign currencies. Fluctuations in the value of our investment portfolio can occur as a result of changes in interest rates, government monetary policies and general economic conditions. Our investment results may be impacted by these factors.

                    Note On Forward-Looking Statements

   This prospectus contains or incorporates by reference forward-looking statements. Forward-looking statements may be identified by the use of terms such as "believes," "expects," "estimate," "may," "intends," "plan," "will," "should" or "anticipates" or the negative thereof or similar expressions, or by discussions of strategy. We have based our forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including:

  . uncertainties and changes in government policy, regulatory policy, statutory law or case law with respect to our companies, brokers or customers which can impede our ability to charge adequate rates and efficiently allocate capital;

  . the occurrence of man-made or natural catastrophic events;

  . changing legal and social trends and the inherent uncertainties of the reserving process;

  . loss of the services of any of our executive officers;

  . initiatives underway at Markel International to reorganize business units and to evaluate reinsurance programs and exposures which could lead to additional charges and expense;

  . the impact of US tax laws on our foreign subsidiaries;

  . changing rates of inflation and other economic conditions;

  . losses due to foreign currency exchange rate fluctuations;

  . ability to collect reinsurance recoverables;

  . changes in the availability, cost or quality of reinsurance;

  . developments in domestic and international financial markets that could affect our investment portfolios;

  . changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; and

  . the effects of mergers, acquisitions and divestitures.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any supplement to this prospectus might not occur. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

                       Ratio Of Earnings To Fixed Charges

   All of the information we provide below that corresponds to the years 1995 through the end of 1999 are based on the historical results of our predecessor, now known as Markel North America. The 2000 results we provide below include Terra Nova since its acquisition by us on March 24, 2000.

   The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the nine month period ended September 30, 2000.

                                          Nine Months
                                             Ended     Year Ended December 31,
                                         September 30, ------------------------
                                             2000      1999 1998 1997 1996 1995
                                         ------------- ---- ---- ---- ---- ----
   Ratio of Earnings to Fixed Charges..         0.0    3.0  4.4  4.1  5.2  6.3
   Deficiency in the coverage of fixed
    charges by earnings before fixed
    charges............................     $38,551    --   --   --   --   --

   The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                                Use Of Proceeds

   Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of common shares, preferred shares, warrants or debt securities to repay or refinance our indebtedness, including our revolving credit agreement, to fund working capital and capital expenditures, and for other general corporate purposes, and for acquisitions. We will not receive any proceeds from the sale of common shares that may be offered by selling security holders, as defined in the section below entitled "Selling Security Holders."

                          Description Of Capital Stock

   Our authorized capital consists of 50,000,000 common shares, no par value, and 10,000,000 preferred shares, no par value. At December 31, 2000, 7,330,918 common shares were outstanding. At that date, no preferred shares were outstanding.

Preferred Shares

   Our preferred shares are issuable in one or more series from time to time at the direction of the board of directors. The board of directors is authorized, with respect to each series, to fix its:

  . designation,

  . relative rights, including voting, dividend, conversion, sinking fund and redemption rights,

  . preferences, including with respect to dividends and on liquidation, and

  . limitations.

The board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us.

Common Shares

   Each holder of our common shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval. However, under the provisions of our articles of incorporation, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

  . a merger,

  . a share exchange,

  . the dissolution of Markel,

  . an amendment to our articles of incorporation, or

  . the sale of all or substantially all of our assets.

These provisions, together with our ability to issue preferred shares with disproportionately high voting power could be used to, or have the effect of, preventing or deterring a party from gaining control of Markel, whether or not beneficial to public shareholders, and could discourage tactics that involve an actual or threatened change of control of Markel.

   Subject to the rights of any holders of our preferred shares, the holders of common shares are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, in the event of liquidation, dissolution or winding up of Markel, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to common shares. All common shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

   Our transfer agent and registrar for common shares is First Union National Bank.

Contingent Value Rights

   On March 24, 2000, we became a holding company for Markel North America, Inc. and completed our acquisition of Terra Nova (Bermuda) Holdings, Ltd., now called Markel International. We issued approximately 1.75 million Markel common shares and contingent value rights, paid approximately $325 million in cash to Markel International shareholders in the transaction and purchased 1.1 million Terra Nova shares for $31.1 million prior to the closing of the transaction.

   Each whole contingent value right we issued in the acquisition of Terra Nova represents the right, on September 24, 2002, if the rights have not previously been extinguished, to receive, in cash or our common shares, at our option, the amount, if any, by which the current market value, subject to a minimum or floor of $140.00 per share, of our common shares is less than $185.00 per share. The current market value is based upon a formula averaging market prices during 20 consecutive day trading periods during the 60 days ending on September 24, 2002. The rights will automatically be extinguished if the current market value of our common shares is $185 or more for any 20 consecutive trading days prior to September 24, 2002. The contingent value rights are issued under the Contingent Value Rights Agreement between us and a trustee, the form of which we have filed as an exhibit to this registration statement.

Voting Rights with Respect to Extraordinary Corporate Transactions

   Under Virginia law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the proposed transaction is approved by more than two-thirds of all of the votes entitled to be cast on that matter. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by more than two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction. Our articles of incorporation do not provide for a greater or lesser vote.

Anti-takeover Statutes

   Virginia law, except as to companies that elect not to be covered, prohibits the following business combinations between a Virginia corporation and any "interested shareholder:"

  . mergers and statutory share exchanges;

  . material dispositions of corporate assets not in the ordinary course of business;

  . any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

  . any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

   An interested shareholder is, among others, a person who is, or an affiliate who was within three years of the transaction, a beneficial owner of more than 10% of any class of the outstanding voting shares of the applicable corporation. In these cases, unless the affiliated transaction satisfies "fair price" criteria or comes within an applicable exemption, the affiliated transaction must be approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. We have not made any election in our articles not to be covered by this provision of the Virginia law.

   Under Virginia law, voting rights for "control shares" must be approved by a corporation's shareholders, not including the shares held by interested parties. "Control shares" are shares whose acquisition entitles the acquiror to between 1/5 and 1/3, between 1/3 and 1/2, or greater than 1/2 of a corporation's voting power. If a shareholder has acquired control shares with a majority of all voting power and these shares have been given voting rights, all other shareholders have dissenters' rights. Virginia law exempts from these provisions acquisitions where the corporation is a party to the governing agreement. We have not made any election not to be governed by these provisions of Virginia law. Our board of directors can elect not to be governed by these provisions at any time before four days after receipt of a control share acquisition notice.

Insurance Holding Company Regulations on Change of Control

   We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company which controls an insurance subsidiary, or merge with the holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

                            Description Of Warrants

   We may issue warrants for the purchase of debt securities, preferred shares or common shares. Warrants may be issued independently or together with debt securities, preferred shares or common shares offered by any prospectus supplement and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in the registration statement of which this prospectus is a part.

   The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

  . the title of the warrants;

  . the offering price for the warrants, if any;

  . the aggregate number of the warrants;

  . the designation and terms of the securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

  . if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of a warrant, if a debt warrant, and the price at which the principal amount of securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

  . the date on which the right to exercise the warrants commences and the date on which the right expires;

  . if applicable, the number of common shares or preferred shares purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  . whether the debt warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  . information with respect to book-entry procedures, if any;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . the antidilution provisions of the warrants, if any;

  . the redemption or call provisions, if any, applicable to the warrants;
    and

  . any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                         Description Of Debt Securities

   This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

   We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior unsecured obligations of ours issued in one or more series and referred to herein as the "senior debt securities," or subordinated unsecured obligations of ours issued in one or more series and referred to herein as the "subordinated debt securities." The senior debt securities and the subordinated debt securities are collectively referred to as the "debt securities."Debt securities will be issued pursuant to one or more written agreements, known as an "indenture," to be entered into by us and an independent third party, known as a "trustee," who will be legally obligated to carry out the terms of the indenture. We will issue our senior debt securities under a senior debt indenture and will issue our subordinated debt securities under a subordinated debt indenture. Together the senior debt indenture and the subordinated debt indentures are called "indentures." The Chase Manhattan Bank is the trustee under our senior indenture. The name of the trustee for our subordinated debt indenture will be set forth in the applicable prospectus supplement.

   We have summarized the principle terms and provisions that will be included in the indentures, unless provided otherwise in any applicable prospectus supplement. The summary is not complete. The form of senior debt indenture and the form of subordinated indenture are each filed as an exhibit to the registration statement of which this prospectus is a part. If we refer to particular provisions of an indenture, the provisions, including definitions of terms, are incorporated by reference as a part of this summary. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. You should refer to the applicable indenture for the provisions that may be important to you.

General

   The indentures will not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including, if applicable:

  . the designation, aggregate principal amount and authorized denominations;

  . the maturity date or the method for determining the maturity date;

  . the interest rate, if any, and the method for calculating the interest rate and the date or dates from which interest will accrue;

  . the interest payment dates and the record dates for the interest payments;

  . any mandatory or optional redemption terms or prepayment, conversion, sinking fund, exchangeability or convertibility provisions;

  . the places, date or dates, and where the principal and interest will be payable or method for determining these, and any right we have to change the date on which principal is payable;

  . whether the debt securities will be issued in the form of global securities, as defined below in the subsection entitled "Global Securities," or certificates;

  . additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

  . whether the debt securities will be issuable in registered form, referred to as the "registered securities," or bearer form, referred to as the "bearer securities" or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

  . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

  . if other than denominations of $1,000 or multiples of $1,000 for registered securities, or denominations of $5,000 for bearer securities, the denominations the debt securities will be issued in;

  . whether the debt securities will be senior debt securities, subordinated debt securities or junior subordinated debt securities and, if subordinated debt securities or junior subordinated debt securities, the subordination provisions and the applicable definition of "senior indebtedness;"

  . any applicable material U.S. federal tax consequences;

  . the dates on which premium, if any, will be payable;

  . our right, if any, to defer payment of interest and the maximum length of the deferral period;

  . any listing on a securities exchange;

  . if convertible into our common shares or preferred shares, the terms on which the debt securities are convertible;

  . the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the applicable indenture as currently in effect;

  . the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether specified provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

  . the initial public offering price; and

  . other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

   If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to the debt securities and the foreign currency will be specified in the applicable prospectus supplement.

   Debt securities may be issued as original issue discount securities, as defined in the indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include "zero coupon" securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon an acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the subordinated debt securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement.

Covenants

   Under the indentures, we will be required to:

  . pay the principal, interest and any premium on the debt securities when due;

  . maintain a place of payment;

  . deliver an officer's certificate to the applicable trustee within 120 days after the end of each fiscal year confirming our compliance with our obligations under the applicable indenture; and

  . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

   Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

   Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. We may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to the offices located outside the United States of some United States financial institutions. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. These procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

   Unless otherwise indicated in a prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof, and bearer securities will be issued in denominations of $5,000.

   Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency of the trustee in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

   Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to the interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any bearer securities shall be payable in U.S. dollars, payment may be made at the corporate trust office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, but only if, payment of the full amount of the principal, premium or interest at all offices outside of the United States maintained for this purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

   Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

  . register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

  . exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

  . issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Ranking of Debt Securities; Holding Company Structure

   The senior debt securities will be unsubordinated obligations of ours and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of "senior indebtedness" applicable to the subordinated debt securities, and the approximate amount of the senior indebtedness outstanding as of a recent date.

   Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Payment of dividends or advances from our insurance subsidiaries may require prior regulatory notice or approval. Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a "depositary" identified in the prospectus supplement relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole (1) by the depositary to a nominee of the depositary, (2) by a nominee of the depositary to the depositary or another nominee of the depositary or (3) by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

   The specific terms of the depositary arrangement with respect to a series of global debt securities and material limitations and restrictions relating to a series of global bearer securities will be described in the prospectus supplement.

Redemption and Repurchase

   The debt securities may be redeemable at our option, in whole or in part, or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption price together with interest as set forth in the applicable prospectus supplement on notice given at least 20 days prior to the date of redemption. Senior debt securities may be subject to repurchase by us at the option of the holders upon the terms, at the times and at the price together with interest set forth in the applicable prospectus supplement.

   We must repay the senior debt securities at the option of the holders prior to the stated maturity date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the senior debt securities subject to repayment at the option of the holder will be subject to repayment:

  . on the specified repayment dates; and

  . at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the repayment date.

   For any senior debt security to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days prior to the date of repayment:

  . in the case of a certificated senior debt security, the certificated senior debt security and the form in the senior debt security entitled "Option of Holder to Elect Repayment" duly completed; or

  . in the case of a book-entry senior debt security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the holder will be irrevocable.

   Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry senior debt securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry senior debt securites or the global certificate representing the related book-entry senior debt securities, on the securities depositary's records, to the trustee.

Conversion and Exchange

   The applicable prospectus supplement will set forth the terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares, preferred shares, or other debt securities. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

Absence of Limitation on Indebtedness and Liens; Absence of Event Risk
Protection

   The applicable prospectus supplement will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that may be incurred by us and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the indentures will not require the maintenance of any financial ratios, or specified levels of our net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a takeover, recapitalization or similar restructuring or change in control of Markel.

Consolidation, Merger and Sale of Assets


   Each indenture generally permits a consolidation or merger, subject to specified limitations and conditions, between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. Unless otherwise indicated in the applicable prospectus supplement, we must also deliver an opinion of counsel to the applicable trustee affirming our compliance with all conditions in the applicable indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and we will be relieved of our obligations under the applicable indenture and the debt securities issued under it.

Events of Default

   Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any debt securities will include:

  . default for a period of 60 days in payment of any interest with respect to any debt security of that series;

  . default in payment of principal or any premium with respect to any debt security of that series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

  . default in deposit of any sinking fund payment when due with respect to any debt security of that series for a period of 60 days;

  . default by us in the performance, or breach, of any other covenant or warranty in the applicable indentures other than a covenant or warranty included solely for the benefit of a series of debt securities other than that particular series, which continues for 90 days after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

  . specified events of bankruptcy, insolvency or reorganization of us; or

  . any other event of default that may be set forth in the applicable prospectus supplement, including, but not limited to, an event of default based on other debt being accelerated, or "cross-acceleration."

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

   Each indenture provides that if an event of default with respect to any series of debt securities issued under the indentures has occurred and is continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of the series then outstanding may declare the principal amount, or if any debt securities of the series are original issue discount securities, a lesser amount as may be specified in the applicable prospectus supplement, of all of the debt securities of the series to be due and payable immediately. However, upon specified conditions, the declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of all series issued under the applicable indenture.

   The applicable prospectus supplement will provide the terms pursuant to which an event of default will result in an acceleration of the payment of principal of subordinated debt securities.

   In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated debt securities of any series, the applicable trustee, subject to specified limitations and conditions, may institute a judicial proceeding for collection.

   No holder of any of the debt securities of any series issued under any indenture has any right to institute any proceeding with respect to that indenture or any remedy under that indenture, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the applicable trustee to institute a proceeding as trustee, the applicable trustee has failed to institute a proceeding within 60 days after receipt of the notice and the applicable trustee has not within the 60-day period received directions inconsistent with the written request by holders of a majority in principal amount of the outstanding debt securities of the series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

   Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an event of default occurs and is continuing, the applicable trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the applicable trustee reasonable security or indemnity. Subject to provisions concerning the rights of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the applicable trustee with respect to that series.

   The applicable trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indentures at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the applicable trustee, or exercising any power conferred upon the applicable trustee, for any series of debt securities.

   We are required to furnish to the trustees annually a statement as to compliance with all conditions and covenants under the indentures.

Modification and Waivers

   From time to time, we, when authorized by resolutions of our board of directors, and the applicable trustee, without the consent of the holders of debt securities of any series, may amend, waive or supplement the indentures and the debt securities of the series for specified purposes, including, among other things:

  . to cure ambiguities, defects or inconsistencies;

  . to provide for the assumption of our obligations to holders of the debt securities of the series in the case of a merger, consolidation, conveyance or transfer;

  . to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of that series;

  . to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

  . to establish the form or terms of debt securities of any series and any related coupons;

  . to secure the debt securities of that series;

  . to maintain the qualification of the indentures under the Trust Indenture
    Act;

  . to make any change that does not adversely affect the rights of any holder;

  . to appoint a successor trustee; or

  . to make provisions with respect to the conversion or exchange rights of holders.

   Other amendments and modifications of the indentures or the related debt securities may be made by us and the applicable trustee with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series that would be affected, with each series voting as a separate class; provided that no modification or amendment may, without the consent of the holder of each outstanding debt security that would be affected:

  . reduce the principal amount of, or change the stated maturity of the principal of, or reduce the rate or modify the calculation of the rate of interest of the debt securities or any additional amounts, or any premium payable upon the redemption or repayment or otherwise, or change our obligation to pay additional amounts;

  . reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity, or the amount provable in bankruptcy;

  . adversely affect the right of repayment at the option of any holder of the debt securities;

  . change the place of payment, currency in which the principal of, any premium or interest on, or any additional amounts with respect to debt securities are payable;

  . impair the right of any holder of the debt securities to institute suit for the enforcement of any payment on the debt securities or after the stated maturity, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder of the debt securities, on or after the repayment date;

  . reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holder is required for any supplemental indenture, or the consent of whose holder is required for any waiver of specified defaults hereunder and their consequences provided for in the indentures;

  . reduce the requirements of quorum or voting under the indentures;

  . make any change that adversely affects the right to convert or exchange any of the debt securities for capital stock or other securities in accordance with its terms; or

  . modify the above provisions, except as permitted by the applicable indenture.

   The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with specified restrictive provisions of the relevant indenture, including any other restrictive covenants, if any, that may be set forth in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or by the holder of each outstanding debt security of the series affected.

Satisfaction; Discharge

   Except as described in this section, we may discharge all of our obligations to holders of the debt securities issued under the indentures, which debt securities have not already been delivered to the applicable trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the applicable trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding debt securities. However, some of our obligations under the indentures will survive, including with respect to the following:

  . remaining rights to register the transfer, conversion, substitution or exchange of debt securities of the applicable series;

  . rights of holders to receive payments of principal of, and any interest on, the debt securities of the applicable series, and other rights, duties and obligations of the holders of debt securities with respect to any amounts deposited with the applicable trustee; and

  . the rights, obligations and immunities of the applicable trustee under the applicable indenture.

Defeasance

   We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

   Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

Governing Law

   The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

   The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if that trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

   The Chase Manhattan Bank is the trustee under our senior indenture. We and some of our affiliates maintain banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and of some of our affiliates are outstanding. It has purchased, and is likely to purchase in the future, our securities and securities of our affiliates. The Chase Manhattan Bank administers its corporate trust business at 450 West 33rd Street, New York, New York 10001, Attention: Capital Markets Fiduciary Services.

                              Plan Of Distribution

   A prospectus supplement will set forth the terms of the offering of the securities offered by that prospectus supplement, including:

  . the name or names of any underwriters and the respective amounts of the securities underwritten or purchased by each of them;

  . the initial public offering price of those securities and the proceeds to us, if any, and any discounts, commissions or concessions allowed or paid to dealers;

  . any securities exchanges on which those securities may be listed; and

  . the number of common shares to be sold by the selling security holders, as defined in the section below entitled "Selling Security Holders," if any.

   If underwriters are used in the sale of any securities, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase those securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of those securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

   The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

   If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount that may be purchased by any institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to those arrangements. Institutional investors to which offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions approved by us, if applicable. The obligations of any purchasers pursuant to delayed delivery and payment arrangements will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

   Securities offered other than our common shares may be a new issue of securities with no established trading market. Any underwriters to whom those securities are sold by us for public offering and sale may make a market in those securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for those securities.

   Selling security holders, as described in the section below entitled "Selling Security Holders," may sell their common shares, and this prospectus may be delivered in conjunction with those sales. We will not receive any proceeds from the sale of common shares by the selling security holders.

   Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                            Selling Security Holders

   The following table sets forth, as of January 18, 2001, information on common share ownership by the selling security holders which in each case represents all the common shares beneficially owned by each selling security holder. The registration of the selling security holders' common shares does not necessarily mean that the selling security holders will offer or sell any of their shares.

                                                   Common Shares
                                                   Beneficially
                                                    Owned Prior  Common Shares
                                                      to This     Offered for
Name of Selling Security Holders (1)                Offering(2)      Sale
------------------------------------               ------------- -------------
DLJMB Overseas Partners, C.V. ....................    142,339       142,339
DLJ International Partners, C.V. .................     67,748        67,748
DLJ Offshore Partners, C.V. ......................      3,927         3,927
DLJ First ESC L.P. ...............................     37,666        37,666
DLJ Merchant Banking Funding, Inc. ...............     60,622        60,622
Donaldson, Lufkin & Jenrette Securities
 Corporation......................................      8,758         8,758

--------

(1) The address of the selling security holders is c/o DLJ Merchant Banking, 277 Park Avenue, New York, New York 10172.

(2) The selling security holders listed above have represented that they possess the sole voting and investment power with respect to the common shares shown as beneficially owned by them.

   Donaldson, Lufkin & Jenrette, an affiliate of the selling security holders, has performed investment banking services for Markel and its subsidiary Terra Nova (Bermuda) Holdings Ltd., which Markel acquired in March 2000. Before Markel's acquisition of Terra Nova, two members of the board of directors of Terra Nova were Managing Directors of Donaldson, Lufkin & Jenrette or one or more of its affiliates. Donaldson, Lufkin & Jenrette served as financial advisors to Terra Nova and rendered an opinion to the Terra Nova board of directors regarding the fairness to Terra Nova shareholders of the consideration to be received in connection with Markel's acquisition of Terra Nova. Markel, the selling security holders and other Terra Nova shareholders entered into a registration rights agreement covering the Markel common shares and other securities received in connection with Markel's acquisition of Terra Nova. The common shares of the selling security holders are being registered pursuant to their "piggyback" registration rights under that registration rights agreement.


                           About This Prospectus

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $420,000,000. In addition, the selling security holders may sell up to 321,060 of our common shares. This prospectus provides you with a general description of the securities we or the selling security holders may offer. Each time we or the selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information About Markel."

             Where You Can Find More Information About Markel

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048, or over the Internet at the SEC's home page at http://www.sec.gov.

   Our common shares are listed on the New York Stock Exchange under the symbol "MKL." Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 30 Broad Street, New York, NY 10005.

             Incorporation Of Information We File With The SEC

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made by Markel Corporation with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus:

   Markel Corporation, formerly Markel Holdings, Inc., SEC filings, file no. 001-15811:

    1.  Our Annual Report on Form 10-K for the year ended December 31,
        1999;

    2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000 (as amended by Form 10-Q/A on November 13, 2000);

    3. Our Current Reports on Form 8-K dated March 24, 2000, April 14, 2000, June 2, 2000, and June 14, 2000;

    4. The description of our capital stock contained in our Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934; and

    5. The description of our contingent value rights contained in our Form S-4 filed on February 7, 2000 under the Securities Act of 1933 (Registration No. 333-88609).

   Markel Corporation, now Markel North America, Inc., SEC filings, file no. 1-13051:

    1.  Annual Report on Form 10-K for the year ended December 31, 1999.

   Terra Nova (Bermuda) Holdings Ltd., acquired on March 24, 2000, SEC filings, file no. 1-13834:

    1.  Annual Report on Form 10-K for the year ended December 31, 1999.

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000; and

    3. Current Reports on Form 8-K filed on April 10, 2000, April 21, 2000, and May 5, 2000.

   You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, telephone: (804) 747-0136, or e-mail Bruce Kay, Vice President of Investor Relations at bkay@markelcorp.com.

                                 Legal Matters

   The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP, Richmond, Virginia. Leslie A. Grandis, a partner in McGuireWoods LLP is Secretary and a member of the Board of Directors of our company. As of January 17, 2001, partners of McGuireWoods LLP owned 26,923 of our common shares, or less than 1% of our common shares outstanding on that date.

                                    Experts

   The consolidated financial statements of Markel Corporation, now Markel North America, as of December 31, 1999 and December 31, 1998 and for each of the years in the three-year period ended December 31, 1999 and the financial statements of Markel Holdings, Inc., now Markel Corporation, as of December 31, 1999 and for the period from August 25, 1999, inception, through December 31, 1999 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

   The consolidated financial statements of Terra Nova (Bermuda) Holdings, Ltd. as of December 31, 1999 and December 31, 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

                                    Part II

                   Information Not Required In The Prospectus

Item 14. Other Expenses Of Issuance And Distribution.

Registration fee to the Securities and Exchange Commission............ $118,750
Printing expenses..................................................... $ 50,000
Accounting fees and expenses.......................................... $ 20,000
Legal fees and expenses............................................... $100,000
New York Stock Exchange Listing Fee................................... $  5,000
Miscellaneous expenses................................................ $ 11,250
                                                                       --------
  Total............................................................... $305,000

   The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated.

Item 15. Indemnification Of Directors And Officers.

   Virginia law provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

   Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

  . he conducted himself in good faith;

  . he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

  . in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

   A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

   In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.

   Our Articles of Incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law.

   We maintain directors' and officers' liability which may provide indemnification, including indemnification against liabilities under the Securities Act of 1933 as amended, to our officers and directors in certain circumstances.

Limitations on Director Liability

   Virginia law provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as director, unless the person asserting liability proves that the breach or failure to perform was in violation of the director's duty to discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation, provided, that the director, unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

  . one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

  . legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person's professional or expert competence; or

  . a committee of the board of directors of which he is not a member if the director believes, in good faith, that the committee merits confidence.

   In addition, Virginia law provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

  . the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws; or

  . the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

   Our articles of incorporation provide for the elimination of liability of officers and directors in every instance permitted under Virginia law. The liability of an officer or director is not limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Item 16. Exhibits And Financial Statement Schedules.

(A) Exhibits

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  1.1    Form of Underwriting Agreement*

  3.1    Amended and Restated Certificate of Incorporation of Markel
         Corporation (incorporated by reference to Exhibit 3(i) of the Company's Quarterly Report on Form 10-Q for the quarterly period ended
         March 31, 2000).

  3.2 Bylaws of Markel Corporation (incorporated by reference to Exhibit 4.2 of the Company's Registration Statement on Form S-4 filed as of October 7, 1999 (Registration No. 333-88609)).

  4.1    Form of Contingent Value Rights Agreement from Markel Holdings, Inc.
         to Trustee (incorporated by reference to Exhibit 4.3 of the Company's
         Registration Statement on Form S-4 filed on February 7, 2000
         (Registration No. 333-88609)).

  4.2    Form of Indenture between Markel Corporation and The Chase Manhattan
         Bank, previously filed.

  4.3    Form of Subordinated Indenture, filed herewith.

  4.4    Registration Rights Agreement among Markel Corporation and DLJ
         Offshore Partners, C.V.; DLJMB Overseas Partners, C.V.; DLJ Merchant
         Banking Funding, Inc.; DLJ First ESC, L.P.; Donaldson, Lufkin &
         Jenrette Securities Corporation; Marsh & Mclennan Capital, Inc.; and
         John J. Byrne dated as of August 15, 1999 (incorporated by reference to Exhibit 99.4 of Markel Corporation's (now Markel North America)
         Current Report on Form 8-K filed on August 20, 1999).

  5 Opinion of McGuireWoods LLP regarding the legality of the securities being registered, filed herewith.

 12      Statement re Computation of Ratios, previously filed.

 23.1    Consent of KPMG LLP, filed herewith.

 23.2    Consent of PricewaterhouseCoopers, filed herewith.

 23.3    Consent of McGuireWoods LLP (contained in Exhibit 5).

 24.1    Power of Attorney from officers and directors, previously filed.

 25.1    Form T-1 Statement of Eligibility under the Trust Indenture Act of
         1939, as amended, of The Chase Manahattan Bank, as Trustee under the Indenture, previously filed.

 25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of the trustee under the Subordinated Indenture**

--------

 * To be incorporated by reference herein in connection with the offering of each series of securities.


**   To be filed by amendment or in a Current Report on Form 8-K.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by this director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

   The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

           provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
           Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

   The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on January 19, 2001.

                                        Markel Corporation

                                               /s/ Darrell D. Martin
                                        By: _________________________________
                                                   Darrell D. Martin
                                           Title:  Executive Vice President and
                                                   Chief Financial Officer
                                                   (Principal Financial Officer,
                                                   Principal Accounting Officer)

                 Signature                                     Title
                 ---------                                     -----

         /s/ Alan I. Kirshner*              Director, Chairman and Chief Executive
___________________________________________  Officer (Principal Executive Officer)
             Alan I. Kirshner

        /s/ Anthony F. Markel*              President, Director
___________________________________________
             Anthony F. Markel

         /s/ Steven A. Markel*              Vice-Chairman, Director
___________________________________________
             Steven A. Markel

         /s/ Darrell D. Martin              Director, Executive Vice President and
___________________________________________  Chief Financial Officer (Principal
             Darrell D. Martin               Financial Officer, Principal Accounting
                                             Officer)

                                            Director
___________________________________________
               John J. Byrne

          /s/ Mark J. Byrne*                Director
___________________________________________
               Mark J. Byrne

        /s/ Leslie A. Grandis*              Director
___________________________________________
             Leslie A. Grandis

         /s/ Stewart M. Kasen*              Director
___________________________________________
             Stewart M. Kasen

          /s/ Gary L. Markel*               Director
___________________________________________
              Gary L. Markel

                 Signature                                     Title
                 ---------                                     -----

         /s/ Thomas S. Gayner*              Director
___________________________________________
             Thomas S. Gayner

        /s/ Gregory B. Nevers
*By: ________________________________
          Gregory B. Nevers
          Attorney-in-fact